Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8), filed on March 15, 2023, pertaining to the 2013 Equity Incentive Plan of MacroGenics, Inc. of our reports dated March 15, 2023, with respect to the consolidated financial statements of MacroGenics, Inc. and the effectiveness of internal control over financial reporting of MacroGenics, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Tysons, Virginia
March 15, 2023